News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
SECOND QUARTER 2009 RESULTS

●	Diluted earnings per share of $0.56, consistent with the second quarter of 2008;
●	Quarterly premium revenues of $926 million, up 22%;
●	Aggregate membership up 11% over the second quarter of 2008;
●	Consolidated medical care ratio increase of 2.6% from low margins in California and from increased utilization believed to be driven by swine flu and influx of new members; and
●	Revised 2009 earnings guidance to $2.15 per diluted share.

Long Beach, California (August 4, 2009) – Molina Healthcare, Inc. (NYSE: MOH) today reported net income for the quarter ended June 30, 2009, of $14.6 million, or $0.56 per diluted share, compared with net income of $15.8 million, or $0.56 per diluted share, for the quarter ended June 30, 2008.

In commenting on the results, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, said, “Our results for the second quarter were mixed.  I am pleased by our strong organic membership growth and lower administrative costs, as well as by our success in retaining our contracts in Michigan and Missouri, the addition of a new contract in Texas for 2010, and the Texas plan’s accreditation by the National Committee for Quality Assurance (NCQA).  However, the addition of a significant number of new members, the emergence of the H1N1 flu, and increases in physician and outpatient utilization led to higher overall medical costs in the quarter.  Much of our efforts in the second half of the year will be focused on addressing these challenges.”

Revised 2009 Earnings Per Share Guidance

The Company has revised its guidance for fiscal year 2009 earnings to $2.15 per diluted share.  Additional detail regarding the Company’s guidance is provided below.

Overview of Financial Results

Note:  Estimates of utilization and unit costs may not match changes in reported overall costs due to the impact of shifts in case mix between the periods presented, prior period development, the existence of pass-through contracts in which third parties assume medical risk, and other factors.  Additionally, estimates of utilization for the three and six months ended June 30, 2009, exclude the month of June 2009 due to the substantial incompleteness of claims payment data for that month.

-MORE-

MOH Reports Second Quarter 2009 Results

August 4, 2009

Second Quarter 2009 Compared with Second Quarter 2008

Net income in the second quarter of 2009 decreased 8% to $14.6 million compared with net income of $15.8 million in the second quarter of 2008.

Premium revenue grew 22% in the second quarter of 2009.  Membership grew 11% overall, with Ohio, Washington, and California gaining the most members.  On a per-member per-month, or PMPM, basis, consolidated premium revenue increased 10%.  Increased membership contributed 52% of the growth in premium revenue between the second quarter of 2009 and the second quarter of 2008, and increases in PMPM revenue, as a result of both rate changes and shifts in member mix, contributed the remaining 48%.

Investment income for the second quarter of 2009 was $2.1 million, a $3.2 million decrease from the $5.3 million in investment income earned in the second quarter of 2008.  This 61% decline was due primarily to lower interest rates.

Medical costs increased approximately 14% on a PMPM basis in the second quarter of 2009 compared with the second quarter of 2008.  The increased expenses were generally the result of higher utilization rather than higher unit costs and were most pronounced in connection with physician and outpatient costs.  The Company believes that the emergence during the quarter of the novel influenza A (H1N1) virus, or “swine flu,” and growing enrollment contributed to these higher costs.  The Company did not experience the typical seasonal decrease in costs associated with the second quarter.

Physician and outpatient costs exhibited the most significant unfavorable cost trend in the second quarter of 2009.  Together, these costs increased approximately 18% on a PMPM basis compared with the second quarter of 2008.  The primary drivers of these increased costs were emergency room utilization (up approximately 17%), and cost per visit (up approximately 8%).  This increase in utilization was most pronounced in the California and Washington health plans.

Inpatient facility costs increased approximately 7% PMPM compared with the second quarter of 2008.  Inpatient facility utilization increased approximately 7% during the second quarter of 2009 compared with the second quarter of 2008.  Inpatient facility unit costs decreased approximately 4%.

Pharmacy costs increased approximately 2% PMPM compared with the second quarter of 2008.  Pharmacy utilization increased approximately 9% year over year, while unit costs (excluding rebates) decreased approximately 2%.

Capitated costs increased approximately 19% PMPM compared with the second quarter of 2008 as a result of $21.9 million in retroactive capitation expense at the New Mexico health plan ($15.0 million related to the second half of 2008 and $6.9 million related to the first quarter of 2009), and the transition of members into capitated arrangements at the California health plan.  The retroactive capitation expense at the New Mexico health plan was directly related to the receipt of $25.3 million in retroactive premium revenue.

California and Washington Developments

Developments at the California and Washington health plans were particularly significant in the second quarter.

-MORE-

MOH Reports Second Quarter 2009 Results

August 4, 2009

California health plan results have contributed the most significant downward pressure on the Company’s current quarter and year-to-date results.  Year-to-date, the California plan’s Medicaid medical margin has decreased approximately $12 million from 2008, while the Medicaid medical margin for the second quarter has decreased approximately $4 million from 2008.

Based on claims paid through June 30, 2009, the Company has determined that claims reserves for the California health plan were underestimated by $5.2 million at December 31, 2008.  At the close of the first quarter, and based on claims paid through March 31, 2009, the Company believed that the California claims reserve underestimation was approximately $2.8 million.  Income at the California health plan was therefore reduced by approximately $2.8 million and $2.4 million, respectively, for the quarters ended March 31, 2009 and June 30, 2009, as a result of adverse prior period claims development.  Adverse claims development in the second quarter of 2009 was offset by $3.2 million in revenue recognized by the California health plan in connection with the settlement of a rate dispute with the state for contract year 2002.  On a consolidated basis, prior period development of claims reserves through June 30 was consistent between 2009 and 2008.

The Company is currently engaged in a number of efforts to improve profitability at the California health plan.

Washington health plan results have deteriorated as a result of a decline of approximately $9 PMPM in premium rates for the Company’s TANF, or Temporary Aid for Needy Families, population in that state.  The decrease in premium rates was partially linked to a decrease in the Washington Medicaid Provider Fee Schedule; developments year-to-date have shown that only about one-third of the $9 PMPM revenue decrease is being offset by reduced medical costs.  This resulted in a decline in medical margin for this population of approximately $5.4 million and $10.6 million for the quarter and six months ended June 30, 2009, respectively.

Days in medical claims and benefits payable were 39 days at June 30, 2009, 42 days at March 31, 2009, and 47 days at June 30, 2008.

Core G&A expenses (defined as G&A expenses less premium taxes) were 7.0% of revenue in the second quarter of 2009, compared with 8.2% in the second quarter of 2008 and 7.6% in the first quarter of 2009.  Premium revenue grew faster than administrative costs, causing administrative costs, as a percentage of revenue, to decrease.

Interest expense for both periods presented includes non-cash interest expense relating to the Company’s convertible senior notes, as a result of the adoption of FSP APB 14-1.  The amounts recorded for this additional interest expense totaled $1.2 million for the second quarter of 2009 ($0.03 per diluted share) and $1.2 million for the second quarter of 2008 ($0.03 per diluted share).

Income taxes were recorded at an effective rate of 16.8% in the second quarter of 2009 compared with 41.0% in the second quarter of 2008.  The lower rate is primarily due to discrete tax benefits of $4.4 million recorded in the second quarter of 2009 as a result of settling tax examinations and the voluntary filing of certain accounting method changes.  The Company’s tax rate would have been 43.5% for the second quarter of 2009 absent these discrete tax benefits.

-MORE-

MOH Reports Second Quarter 2009 Results

August 4, 2009

Second Quarter 2009 Compared with First Quarter 2009

Premium revenue grew approximately 8%, or $68 million, between the first and second quarters of 2009.  Membership grew approximately 5% between the first and second quarters.

Medical costs did not experience their normal seasonal drop between the first and second quarters of 2009.  Rather, the Company’s medical care ratio increased in the second quarter when compared with the first quarter.  The Company believes that the principal reasons for the increase in medical costs were:

●
Increased physician and outpatient costs.  The Company believes that both the H1N1 outbreak and the addition of a significant number of new members have increased physician and outpatient costs during the second quarter.

●
Impact of claims reserves established at March 31, 2009.  Benefit from the run-out of the Company’s liability for medical claims and benefits payable as of March 31, 2009, was less than it has been in the past.

The benefit from the run-out of the Company’s liability for medical claims and benefits payable as of December 31, 2008, is consistent with previous experience.

Physician and outpatient costs demonstrated the most significant unfavorable cost trend in the second quarter of 2009 compared with the first quarter of 2009.  These costs increased about 3% on a PMPM basis compared with the first quarter.  In contrast, these costs dropped 3% from the first quarter to the second quarter of 2008.  Emergency room utilization was up about 9% from the first to the second quarter of 2009, compared with a 4% drop in utilization from the first to the second quarter of 2008. Emergency room cost per visit, however, dropped 3% between the first and second quarter of 2009, compared with a 5% increase in cost per visit between the first and second quarters of 2008.

Inpatient costs PMPM decreased sequentially about 2%, which is much less than the 7.5% sequential decrease experienced in the previous year.

Pharmacy costs PMPM decreased sequentially about 7%, which is more than the 2% sequential decrease experienced in the previous year.

Capitated costs PMPM increased 7.7% between the first and second quarters of 2009 (excluding the impact of the retroactive capitation expense in New Mexico discussed above), consistent with the 8.3% increase experienced in 2008.

First Half 2009 Compared with First Half 2008

Net income decreased 5% to $26.8 million in the first half of 2009 compared with net income of $28.3 million in the first half of 2008.  All of the factors discussed above in comparing second quarter performance between 2009 and 2008 apply to the comparison of performance between the first half of 2009 and the first half of 2008.

Historically, the Company experiences a decline in medical costs from the first to the second quarter.  This was not the case during 2009.  Although the first quarter of 2009 may have benefited from a lighter flu season, the Company believes the H1N1 epidemic was partially responsible for the absence of the expected seasonal drop in medical costs from the first to second quarter.

-MORE-

MOH Reports Second Quarter 2009 Results

August 4, 2009

On a consolidated basis, prior period development of claims reserves was consistent over both years.  As discussed above, however, the Company has determined that claims reserves for the California health plan were underestimated by $5.2 million at December 31, 2008.

Premium revenue grew nearly 20% between the first half of 2008 and the first half of 2009.  Membership grew 11% overall, with Ohio, Washington, and California gaining the most members.  Consolidated premium revenue increased 8% on a PMPM basis.  Increased membership contributed 59% of the growth in premium revenue.

Investment income for the first half of 2009 was $5.6 million, a $7.1 million decrease from the $12.7 million earned in the first half of 2008.  This 56% decline was primarily due to lower interest rates in 2009.  The Company’s annualized portfolio yield for the first half of 2009 decreased to 1.6%, compared with 3.5% for the first half of 2008.

Medical costs increased approximately 10% on a PMPM basis in the first half of 2009 compared with the first half of 2008.  The Company believes that new members and the novel H1N1 flu contributed to the increase in physician and outpatient costs.

Physician and outpatient costs exhibited the most significant unfavorable cost trend in the first half of 2009.  Together, these costs increased approximately 14% on a PMPM basis compared with the first half of 2008.  Consistent with the Company’s experience in the second quarter of 2009, emergency room utilization (up approximately 8%) and cost per visit (up approximately 13%) were primary drivers of increased cost in the first half of 2009.

During the first half of 2009, the Company observed providers billing for more intensive levels of care than in the first half of 2008.  The billing codes for emergency room level of care – with level one reflecting the least intensive care and level five reflecting the most intensive care – changed significantly in the first half of 2009 compared with the first half of 2008.  As indicated in the following table, level one and level two visits decreased by 16% and 10%, respectively, while level three, level four, and level five visits increased by 13%, 13%, and 18%, respectively.

	Emergency Room Visits per 1,000
	Level
	1	2	3	4	5
1st Half 2009 v. 1st Half 2008	(16%)	(10%)	13%	13%	18%

Inpatient costs increased approximately 4% PMPM year over year.  Inpatient facility utilization increased approximately 8% while unit costs were essentially flat.

Pharmacy costs increased approximately 4% PMPM year over year.  Pharmacy utilization increased approximately 6% year over year while unit costs (excluding rebates) increased by approximately 2%.

Capitated costs increased approximately 11% PMPM year over year as a result of the payment of $21.9 million in retroactive capitation in New Mexico as discussed above and the transition of members into capitated arrangements in California.

Core G&A expenses (defined as G&A expenses less premium taxes) were 7.3% of revenue in the first half of 2009, compared with 8.0% in the first half of 2008.  The decrease in core G&A compared with the first half of 2008 was primarily due to lower administrative payroll as a percentage of revenue.

-MORE-

MOH Reports Second Quarter 2009 Results

August 4, 2009

Interest expense for both periods presented includes non-cash interest expense relating to the Company’s convertible senior notes, as a result of the adoption of FSP APB 14-1.  The amounts recorded for this additional interest expense totaled $2.4 million for the first half of 2009 ($0.06 per diluted share) and $2.3 million for the first half of 2008 ($0.05 per diluted share).

Income taxes were recorded at an effective rate of 29.9% for the first half of 2009 compared with 40.9% in the first half of 2008.  The lower rate is primarily due to discrete tax benefits recorded in the second quarter of 2009 as described above.  The Company’s tax rate would have been 42% for the first half of 2009 absent these discrete tax benefits.

Cash Flow

Cash provided by operating activities for the six months ended June 30, 2009, was $94.8 million, compared with cash provided by operating activities of $39.3 million for 2008, an increase of $55.5 million.

Significant contributors to this increase included the following:

●	Increased deferred revenue of $44.6 million, primarily due to the timing of the Ohio health plan’s receipt of premium payments from the state of Ohio; and
●	Increased medical claims and benefits payable of $22.3 million, primarily due to the commencement of operations of the Company’s Florida health plan in 2009.

These increases were offset by increased receivables of $20.8 million, primarily in California and Utah.

At June 30, 2009, the Company had cash and investments (not including restricted investments) of $660.3 million, including non-current auction rate securities with a fair value of $62.0 million.  At June 30, 2009, the parent company had unrestricted cash and investments of $48.7 million, including auction rate securities with a fair value of $18.4 million.  At December 31, 2008, the parent company had cash and investments of $68.9 million.

EBITDA (1)

(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating income	$20,726	$30,258	$44,841	$54,709
Add back:
Depreciation and amortization expense	9,584	8,330	18,636	16,482
EBITDA	$30,310	$38,588	$63,477	$71,191

(1)
The Company calculates EBITDA by adding back depreciation and amortization expense to operating income.  EBITDA is not prepared in conformity with GAAP since it excludes the provisions for income taxes, interest expense, and depreciation and amortization expense.  This non-GAAP financial measure should not be considered as an alternative to net income, operating income, operating margin, or cash provided by operating activities.  Management uses EBITDA as a metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in our industry.

-MORE-

MOH Reports Second Quarter 2009 Results

August 4, 2009

Securities Purchase Program

During the second quarter of 2009, the Company purchased 544,000 shares of its common stock for $12.7 million (average cost of $23.41 per share).  These purchases increased diluted earnings per share for the second quarter of 2009 by less than $0.01.  Year-to-date, the Company has purchased approximately 1.4 million shares of its common stock for $27.7 million (average cost of $20.49 per share).  These purchases increased diluted earnings per share for the first half of 2009 by $0.02. A total of approximately $12.3 million currently remains available under the Company's securities purchase program.

Health Plan Contracts

During the second quarter of 2009, the Company’s Missouri health plan was notified that its Medicaid contract with the Department of Social Services for the Eastern, Central, and Western regions of the state will be renewed effective as of October 1, 2009.  The contract will be renewable on an annual basis through September 30, 2012.

In addition, on August 3, 2009, the Company’s Michigan health plan was notified that its Medicaid contract with the Michigan Department of Community Health will be renewed effective as of October 1, 2009.  The new contract will expand the Michigan plan’s service area from 42 to 46 counties in the state.  The contract will have an initial term of three years, with three annual renewals thereafter, extending the full contract term through September 30, 2015.

Further, the Texas Health and Human Services Commission (HHSC) has issued a tentative contract award to the Company’s Texas health plan under the CHIP Rural Services Area Managed Care Organization Procurement.  The award is contingent on the plan’s successful negotiation and execution of a contract with HHSC.  The Texas plan will begin serving members under the new contract on September 1, 2010, with the contract’s term continuing through August 31, 2013.  The award covers up to 170 rural Texas counties.

Finally, the New Mexico Retiree Health Care Authority has notified the Company’s New Mexico health plan that the plan’s Medicare product will be offered as an option to the state’s employee retiree group business.  The potential market for this contract includes New Mexico Retiree Health Care Authority members who are over 65 and/or are Medicare eligible.

Health Plan Accreditation

The Company’s Texas health plan has earned a new health plan accreditation status from the NCQA.  The Company is proud to be the first and only Medicaid health plan in Texas to achieve this distinction.  Molina Healthcare continues to be among the leaders in health plans achieving NCQA accreditation, with seven Company health plans accredited in the states of California, Michigan, New Mexico, Ohio, Texas, Utah, and Washington.  Currently, only 22% of the nation’s Medicaid health plans are NCQA accredited.

Adoption of Convertible Debt Accounting

The Company’s 2008 results have been recast to reflect the adoption of FASB Staff Position (FSP) APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement).

-MORE-

MOH Reports Second Quarter 2009 Results

August 4, 2009

Revised Guidance 2009 Details

The Company is revising its guidance for fiscal year 2009 as follows (all amounts are approximate):

Earnings per diluted share	$2.15
Net income	$56 million
Premium revenue	$3.6 billion
Investment income	$10 million
EBITDA	$142 million
EBITDA as a percentage of premium revenue	3.9%
Medical care costs as a percentage of premium revenue	86%
Core G&A (administrative expenses excluding premium taxes)	7.2%
Administrative expenses as a % of total revenue	10.3%
Depreciation and amortization	$40 million
Interest expense	$13 million
Total membership	1.46 million
Diluted shares outstanding	26 million
Effective tax rate for full year	37.1%
Effective tax rate for second half of 2009	42.5%

The Company’s guidance for diluted shares outstanding does not include any potential dilution from its convertible senior notes.

The Company’s guidance assumes that influenza disease patterns in the second half of 2009 will be consistent with that experienced prior to the H1N1 outbreak in the second quarter.

The Company’s guidance includes the following assumptions for rate changes it expects to receive in the second half of 2009:

California:
●	Increase of approximately 4.5% effective October 1, 2009.
Michigan:
●	Decrease of approximately 1.4% effective July 1, 2009. Substantially all of this decrease is expected to be passed on in lower provider payments due to reductions to the Medicaid fee schedule.
●	Increase of approximately 4% effective October 1, 2009.
Missouri:
●	Increase of approximately 4.5% effective July 1, 2009.
●	Decrease of approximately 1% effective October 1, 2009.
New Mexico:
●	Increase of approximately 2.4% (blended across product lines) effective July 1, 2009.
Texas:
●	Increase of approximately 0.2% (blended across product lines) effective September 1, 2009.
Washington:
●	Decrease of approximately 7.5% effective July 1, 2009. Substantially all of this decrease is expected to be passed on in lower provider payments due to reductions to the Medicaid fee schedule.

-MORE-

MOH Reports Second Quarter 2009 Results

August 4, 2009

Conference Call

The Company’s management will host a conference call and webcast to discuss its second quarter results at 5:00 p.m. Eastern Time on Tuesday, August 4, 2009.  The telephone number for this interactive conference call is 212-231-2906, and the live webcast of the call can be accessed on the Company’s website at www.molinahealthcare.com, or at www.earnings.com.  An online replay will be available beginning about one hour following the conclusion of the call and webcast.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals.  Molina Healthcare’s ten licensed health plan subsidiaries in California, Florida, Michigan, Missouri, Nevada, New Mexico, Ohio, Texas, Utah, and Washington currently serve approximately 1.4 million members.  More information about Molina Healthcare can be obtained at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” identified by words such as “will,” “believed” or “believes,” “expects” or ”expectations,” “projects,” “estimates,” and similar words and expressions.  In addition, any statements that explicitly or implicitly refer to 2009 earnings guidance, expectations, projections, or their underlying assumptions, or other characterizations of future events or circumstances, are forward-looking statements.  All of our forward-looking statements are based on our current expectations and assumptions which are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially.  Such factors include, without limitation, risks related to: budgetary pressures on the federal and state governments and their resulting inability to fully fund Medicaid, Medicare, or CHIP or to maintain membership eligibility levels, thresholds, or criteria, including ongoing budget issues in California and the resulting pressure on all its healthcare and social service programs; the successful management of our medical costs and the achievement of our projected medical care ratios in all our health plans; both the novel H1N1 (swine) flu and the seasonal flu, including utilization rates at variance with historic seasonal patterns; the leveraging of our administrative costs to address the needs associated with increased enrollment; growth in our Medicaid and Medicare enrollment consistent with our expectations; uncertainties regarding the impact of federal healthcare reform efforts; rate revisions and the maintenance of existing rate levels that are consistent with our assumptions and expectations; our ability to pass on to providers any rate cuts under our government contracts, including the reduction in provider payment levels under the Washington Medicaid fee schedule that are commensurate with the reduced rates paid to our Washington health plan; the renewal of the provider premium tax beyond October 1, 2009 as it affects our California, Missouri, and Ohio health plans; our ability to accurately estimate incurred but not reported medical costs across all health plans; the successful renewal and continuation of the government contracts of all of our health plans; our limited experience operating in Florida; the transition from a non-risk to a risk-based capitation contract by our Utah health plan; the availability of financing to fund and capitalize our acquisitions and start-up activities and to meet our liquidity needs; the illiquidity of our auction rate securities; the successful and cost-effective integration of our acquisitions; earnings seasonality; high profile qui tam matters and negative publicity regarding Medicaid managed care and Medicare Advantage; changes in funding under our contracts as a result of regulatory and programmatic adjustments and reforms; approval by state regulators of dividends and distributions by our subsidiaries; unexpected changes in member utilization patterns, healthcare practices, or healthcare technologies; high dollar claims related to catastrophic illness; changes in federal or state laws or regulations or in their interpretation; the favorable resolution of litigation or arbitration matters; and other risks and uncertainties as detailed in our reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov.  All forward-looking statements in this release represent our judgment as of the date of this release.  We disclaim any obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

-MORE-

MOH Reports Second Quarter 2009 Results

August 4, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue:
Premium revenue	$925,507	$761,153	$1,782,991	$1,490,791
Investment income	2,082	5,338	5,629	12,742
Total operating revenue	927,589	766,491	1,788,620	1,503,533

Expenses:
Medical care costs	803,206	640,829	1,541,094	1,267,176
General and administrative expenses	94,073	87,074	185,581	165,166
Depreciation and amortization	9,584	8,330	18,636	16,482
Total expenses	906,863	736,233	1,745,311	1,448,824
Gain on retirement of convertible senior notes	−	−	1,532	−
Operating income	20,726	30,258	44,841	54,709
Interest expense (1)	(3,223)	(3,425)	(6,638)	(6,793)

Income before income taxes (1)	17,503	26,833	38,203	47,916
Income tax expense (1), (2)	2,938	11,010	11,427	19,618
Net income (1)	$14,565	$15,823	$26,776	$28,298

Net income per share: (1)
Basic	$0.56	$0.57	$1.02	$1.00
Diluted	$0.56	$0.56	$1.02	$1.00

Weighted average number of common shares and potentially dilutive common shares outstanding	25,870	28,044	26,241	28,324

Operating Statistics:
Ratio of medical care costs paid directly to providers to premium revenue	84.8%	81.9%	84.4%	82.5%
Ratio of medical care costs not paid directly to providers to premium revenue	2.0%	2.3%	2.0%	2.5%
Medical care ratio (3)	86.8%	84.2%	86.4%	85.0%
General and administrative expense ratio excluding premium taxes (core G&A ratio) (4)	7.0%	8.2%	7.3%	8.0%
Premium taxes included in G&A expense (4)	3.1%	3.2%	3.1%	3.0%
Total general and administrative expense ratio (4)	10.1%	11.4%	10.4%	11.0%
Depreciation and amortization expense ratio (4)	1.0%	1.1%	1.0%	1.1%
Effective tax rate (1),(2)	16.8%	41.0%	29.9%	40.9%

(1)
The Company’s 2008 results have been recast to reflect the adoption of FSP APB 14-1.  This resulted in additional interest expense of $1.2 million ($0.03 per diluted share) for the three months ended June 30, 2008, and $2.3 million ($0.05 per diluted share) for the six months ended June 30, 2008.

(2)	The Company recorded tax benefits totaling $4.4 million in the second quarter of 2009 as a result of settling tax examinations and the voluntary filing of certain accounting method changes.
(3)	Medical care ratio represents medical care costs as a percentage of premium revenue.
(4)	Computed as a percentage of total operating revenue.

-MORE-

MOH Reports Second Quarter 2009 Results

August 4, 2009

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per-share data)

	June 30, 2009	Dec. 31, 2008 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$417,837	$387,162
Investments	180,398	189,870
Receivables	151,440	128,562
Income taxes refundable	−	4,019
Deferred income taxes (1)	6,829	9,071
Prepaid expenses and other current assets	14,034	14,766
Total current assets	770,538	733,450
Property and equipment, net	73,957	65,058
Goodwill and intangible assets, net	204,040	192,599
Investments	62,017	58,169
Restricted investments	44,736	38,202
Receivable for ceded life and annuity contracts	26,153	27,367
Other assets (1)	21,718	33,223
Total assets	$1,203,159	$1,148,068

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$308,707	$292,442
Accounts payable and accrued liabilities	60,016	66,247
Deferred revenue	84,176	29,538
Income taxes payable	5,401	−
Total current liabilities	458,300	388,227
Long-term debt (1)	156,484	164,873
Deferred income taxes (1)	13,891	12,911
Liability for ceded life and annuity contracts	26,153	27,367
Other long-term liabilities	14,156	22,928
Total liabilities	668,984	616,306

Stockholders’ equity:
Common stock, $0.001 par value; 80,000 shares authorized, outstanding 25,529 shares at June 30, 2009, and 26,725 shares at December 31, 2008	26	27
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares outstanding	−	−
Additional paid-in capital (1)	138,058	170,681
Accumulated other comprehensive loss	(1,702)	(2,310)
Retained earnings (1)	410,530	383,754
Treasury stock, at cost; 544 shares at June 30, 2009, and 1,201 shares at December 31, 2008	(12,737)	(20,390)
Total stockholders’ equity	534,175	531,762
Total liabilities and stockholders’ equity	$1,203,159	$1,148,068

(1)
The Company’s financial position as of December 31, 2008, has been recast to reflect adoption of FSP APB 14-1.  The cumulative adjustments to reduce retained earnings were $3.4 million as of January 1, 2009.

-MORE-

MOH Reports Second Quarter 2009 Results

August 4, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008 (1)	2009	2008 (1)
Operating activities:
Net income (1)	$14,565	$15,823	$26,776	$28,298
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,584	8,330	18,636	16,482
Unrealized loss (gain) on trading securities	29	−	(3,610)	−
(Gain) loss on rights agreement	(27)	−	3,296	−
Deferred income taxes	(1,743)	(1,716)	3,245	(6,490)
Stock-based compensation	2,024	2,076	3,458	3,587
Non-cash interest on convertible senior notes (1)	1,172	1,166	2,366	2,310
Gain on purchase and retirement of convertible senior notes	−	−	(1,532)	−
Amortization of deferred financing costs (1)	344	359	696	717
Tax deficiency from employee stock compensation recorded as additional paid-in capital	(14)	(142)	(547)	(156)
Changes in operating assets and liabilities:
Receivables	6,735	3,956	(22,878)	(2,060)
Prepaid expenses and other current assets	3,644	(706)	732	(1,963)
Medical claims and benefits payable	(2,920)	(6,235)	16,265	(6,065)
Accounts payable and accrued liabilities	(12,804)	(6,343)	(15,726)	(10,620)
Deferred revenue	1,670	48,128	54,638	10,066
Income taxes	5,666	(1,943)	9,025	5,191
Net cash provided by operating activities	27,925	62,753	94,840	39,297

Investing activities:
Purchases of property and equipment	(9,557)	(8,921)	(19,924)	(17,098)
Purchases of investments	(24,055)	(67,630)	(72,182)	(163,447)
Sales and maturities of investments	46,665	55,452	82,292	137,805
Cash paid in business purchase transactions	−	(1,000)	−	(1,000)
Increase in restricted investments	(6,979)	(69)	(6,534)	(856)
Increase in other assets	(1,053)	(615)	(2,761)	(2,177)
(Decrease) increase in other long-term liabilities	(8,641)	2,247	(8,772)	2,610
Net cash used in investing activities	(3,620)	(20,536)	(27,881)	(44,163)

Financing activities:
Treasury stock purchases	(12,736)	(29,966)	(27,712)	(29,966)
Purchase and retirement of convertible senior notes	−	−	(9,653)	−
Proceeds from exercise of stock options and employee stock plan purchases	1,081	1,020	1,081	1,192
Net cash used in financing activities	(11,655)	(28,946)	(36,284)	(28,774)
Net increase (decrease) in cash and cash equivalents	12,650	13,271	30,675	(33,640)
Cash and cash equivalents at beginning of period	405,187	412,153	387,162	459,064
Cash and cash equivalents at end of period	$417,837	$425,424	$417,837	$425,424

(1)	The Company’s 2008 cash flows have been recast to reflect the adoption of FSP APB 14-1.

-MORE-

MOH Reports Second Quarter 2009 Results

August 4, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED MEMBERSHIP DATA

Total Ending Membership By Health Plan:	June 30, 2009	March 31, 2009	Dec. 31, 2008	June 30, 2008
California	349,000	327,000	322,000	310,000
Florida (1)	29,000	17,000	−	–
Michigan	207,000	207,000	206,000	212,000
Missouri	78,000	77,000	77,000	76,000
Nevada (2)	–	–	−	–
New Mexico	85,000	83,000	84,000	81,000
Ohio	203,000	190,000	176,000	173,000
Texas	30,000	33,000	31,000	29,000
Utah	64,000	60,000	61,000	57,000
Washington	323,000	309,000	299,000	296,000
Total	1,368,000	1,303,000	1,256,000	1,234,000

Total Ending Membership By State for the Medicare Advantage Plans:
California	1,600	1,500	1,500	1,400
Michigan	2,100	2,000	1,700	1,500
Nevada	400	400	700	700
New Mexico	400	400	300	100
Texas	400	400	400	400
Utah	3,100	2,800	2,400	2,100
Washington	1,000	1,000	1,000	900
Total	9,000	8,500	8,000	7,100

Total Ending Membership By State for the Aged, Blind or Disabled Population:
California	13,100	12,600	12,700	12,100
Florida (1)	6,000	4,200	−	–
Michigan	29,900	30,100	30,300	30,900
New Mexico	5,700	6,200	6,300	6,700
Ohio	19,700	19,700	19,000	15,400
Texas	17,000	16,700	16,200	16,000
Utah	7,600	7,500	7,300	7,000
Washington	3,000	3,000	3,000	3,000
Total	102,000	100,000	94,800	91,100

	Three Months Ended			Six Months Ended
Total Member Months (3) by Health Plan:	June 30, 2009	March 31, 2009	June 30, 2008	June 30, 2009	June 30, 2008
California	1,031,000	980,000	921,000	2,011,000	1,829,000
Florida (1)	75,000	61,000	–	136,000	–
Michigan	623,000	620,000	639,000	1,243,000	1,277,000
Missouri	232,000	231,000	227,000	463,000	450,000
Nevada	1,000	1,000	2,000	2,000	4,000
New Mexico	251,000	248,000	239,000	499,000	467,000
Ohio	596,000	560,000	522,000	1,156,000	935,000
Texas	92,000	98,000	85,000	190,000	170,000
Utah	200,000	184,000	164,000	384,000	321,000
Washington	952,000	919,000	879,000	1,871,000	1,738,000
Total	4,053,000	3,902,000	3,678,000	7,955,000	7,191,000

(1)	The Florida health plan began serving members in late December 2008.
(2)	Less than 1,000 members.
(3)	A total member month is defined as the aggregate of each month’s ending membership for the period presented.

-MORE-

MOH Reports Second Quarter 2009 Results

August 4, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Dollars in thousands except per member per month amounts)

	Three Months Ended June 30, 2009
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California (1)	$121,918	$118.23	$111,750	$108.37	91.7%	$3,395
Florida (2)	19,339	257.22	17,355	230.83	89.7	–
Michigan	136,549	219.44	112,402	180.64	82.3	8,300
Missouri	58,141	251.06	48,582	209.78	83.6	—
Nevada	1,494	1,348.22	769	694.07	51.5	—
New Mexico (3)	114,408	456.80	100,255	400.30	87.6	2,989
Ohio	194,885	327.02	168,639	282.98	86.5	10,731
Texas	34,345	372.13	24,851	269.26	72.4	572
Utah	57,918	288.99	53,182	265.35	91.8	—
Washington	183,720	192.96	156,981	164.88	85.5	3,064
Other (4)	2,790	—	8,440	—	—	11
Consolidated	$925,507	$228.38	$803,206	$198.20	86.8%	$29,062

	Three Months Ended June 30, 2008
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$104,136	$113.00	$88,449	$95.98	84.9%	$3,242
Florida (1)	–	–	–	–	–	–
Michigan	125,382	196.37	100,273	157.05	80.0	6,625
Missouri	54,250	238.84	45,050	198.34	83.0	—
Nevada	2,243	1,303.04	2,506	1,456.25	111.8	—
New Mexico	89,279	374.58	69,593	291.99	78.0	4,184
Ohio	147,114	281.73	133,816	256.26	91.0	6,672
Texas	25,742	303.09	19,669	231.58	76.4	460
Utah	35,385	214.89	31,932	193.92	90.2	—
Washington	177,619	202.11	145,840	165.95	82.1	2,993
Other (2)	3	—	3,701	—	—	(5)
Consolidated	$761,153	$206.96	$640,829	$174.24	84.2%	$24,171

(1)
The year-over-year increase in the California health plan’s medical care ratio was caused primarily by higher fee-for-service costs.  Of the $5.2 million in negative prior period development experienced by the California health plan during the six months ended June 30, 2009, $2.4 million was recognized in the second quarter.  Absent the $2.4 million in prior period development and the $3.2 million of revenue recognized in connection with the settlement of a rate dispute with the state, the medical care ratio for the second quarter of 2009 would have been 92.1%.

(2)	The Florida health plan began serving members in late December 2008.
(3)
The year-over-year increase in the New Mexico health plan’s medical care ratio was due to increased professional fees and outpatient facility costs in 2009, as well as the recognition in 2008 of revenue related to a medical cost floor provision of the Company’s contract with the state of New Mexico.  During the second quarter of 2008, the New Mexico health plan had recognized $6.2 million of premium revenue due to the reversal of amounts previously recorded as payable to the state.  Absent this revenue adjustment, the New Mexico health plan’s medical care ratio would have been 83.8% in the second quarter of 2008.

(4)	“Other” medical care costs represent primarily medically related administrative costs at the parent company.

-MORE-

MOH Reports Second Quarter 2009 Results

August 4, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA BY HEALTH PLAN
(Dollars in thousands except per member per month amounts)

	Six Months Ended June 30, 2009
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California	$231,953	$115.34	$215,723	$107.27	93.0%	$6,711
Florida (1)	39,030	287.03	35,123	258.29	90.0	–
Michigan	269,314	216.71	222,397	178.96	82.6	15,184
Missouri	116,848	252.53	95,556	206.51	81.8	—
Nevada	2,724	1,220.55	1,203	539.19	44.2	—
New Mexico	196,226	393.53	172,276	345.50	87.8	5,082
Ohio	382,107	330.46	326,419	282.30	85.4	20,923
Texas	67,356	354.66	52,257	275.15	77.6	1,256
Utah	108,536	282.34	97,445	253.49	89.8	—
Washington	364,424	194.78	306,526	163.83	84.1	6,011
Other (2)	4,473	—	16,169	—	—	(4)
Consolidated	$1,782,991	$224.14	$1,541,094	$193.73	86.4%	$55,163

	Six Months Ended June 30, 2008
	Premium Revenue		Medical Care Costs		Medical Care Ratio	Premium Tax Expense
	Total	PMPM	Total	PMPM
California (1)	$205,756	$112.49	$178,103	$97.37	86.6%	$6,201
Florida (2)	–	–	–	–	–	–
Michigan	250,134	195.89	203,173	159.12	81.2	13,565
Missouri	106,286	236.29	91,732	203.93	86.3	—
Nevada	4,187	1,267.13	4,133	1,250.76	98.7	—
New Mexico (3)	177,928	381.45	141,518	303.40	79.5	5,686
Ohio	271,720	290.54	246,354	263.42	90.7	12,277
Texas	49,174	288.81	37,499	220.24	76.3	936
Utah	72,731	226.40	64,923	202.10	89.3	—
Washington	352,817	202.97	290,353	167.03	82.3	5,838
Other (4)	58	—	9,388	—	—	20
Consolidated	$1,490,791	$207.33	$1,267,176	$176.23	85.0%	$44,523

(1)
The medical care ratio of the California health plan was 93.0% for the first half of 2009, up from 86.6% in first half of 2008.  Rising fee-for-service costs combined with flat per member per month revenue (compared with the first half of 2008) drove the medical care ratio of the California health plan up for the first half of 2009.  Absent the $5.2 million in negative prior period development experience in 2009 and the $3.2 million of revenue recognized in connection with the settlement of a rate dispute with the state, the medical care ratio for the California health plan for the first half of 2009 would have been 92.0%.

(2)	The Florida health plan began serving members in late December 2008.
(3)
The medical care ratio of the New Mexico health plan was 87.8% for the first half of 2009, up from 79.5% in the first half of 2008.  During the first half of 2008, the New Mexico health plan had recognized $12.9 million of premium revenue due to the reversal of amounts previously recorded as payable to the state of New Mexico.  Absent this revenue adjustment, the New Mexico health plan’s medical care ratio would have been 85.8% in the first half of 2008.

(4)	“Other” medical care costs represent primarily medically related administrative costs at the parent company.

-MORE-

MOH Reports Second Quarter 2009 Results

August 4, 2009

MOLINA HEALTHCARE, INC.
UNAUDITED SELECTED FINANCIAL DATA
(Dollars in thousands except per member per month amounts)

The following tables provide the details of the Company’s medical care costs for the periods indicated:

	Three Months Ended June 30, 2009			Three Months Ended June 30, 2008
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$517,066	$127.59	64.4%	$410,619	$111.65	64.1%
Capitation	154,386	38.10	19.2	117,707	32.00	18.4
Pharmacy	99,256	24.49	12.4	88,676	24.11	13.8
Other	32,498	8.02	4.0	23,827	6.48	3.7
Total	$803,206	$198.20	100.0%	$640,829	$174.24	100.0%

	Six Months Ended June 30, 2009			Six Months Ended June 30, 2008
	Amount	PMPM	% of Total Medical Care Costs	Amount	PMPM	% of Total Medical Care Costs
Fee-for-service	$1,006,207	$126.49	65.3%	$822,628	$114.40	64.9%
Capitation	272,800	34.29	17.7	221,498	30.80	17.5
Pharmacy	201,894	25.38	13.1	174,958	24.33	13.8
Other	60,193	7.57	3.9	48,092	6.70	3.8
Total	$1,541,094	$193.73	100.0%	$1,267,176	$176.23	100.0%

The following table provides the details of the Company’s medical claims and benefits payable as of the dates indicated:

	June 30, 2009	March 31, 2009	June 30, 2008
Fee-for-service claims incurred but not paid (IBNP)	$244,987	$247,111	$248,698
Capitation payable	34,657	31,815	32,906
Pharmacy payable	22,367	24,047	16,107
Other	6,696	8,654	7,830
Total medical claims and benefits payable	$308,707	$311,627	$305,541

-MORE-

MOH Reports Second Quarter 2009 Results

August 4, 2009

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands, except per-member amounts)
(Unaudited)

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims.  The Company’s reserving methodology is consistently applied across all periods presented.  The negative amounts displayed for “Components of medical care costs related to: Prior periods” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period exceeded the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported.  The benefit of this prior period development may be offset by the addition of a reserve for adverse claims development when estimating the liability at the end of the period (captured in “Components of medical care costs related to: Current period”).  The following table shows the components of the change in medical claims and benefits payable as of the periods indicated:

	Six Months Ended		Three Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	March 31, 2009
Balances at beginning of period	$292,442	$311,606	$311,627	$292,442
Components of medical care costs related to:
Current period	1,587,469	1,315,469	826,819	780,112
Prior periods	(46,375)	(48,293)	(23,613)	(42,224)
Total medical care costs	1,541,094	1,267,176	803,206	737,888
Payments for medical care costs related to:
Current period	1,297,946	1,043,522	562,395	510,075
Prior periods	226,883	229,719	243,731	208,628
Total paid	1,524,829	1,273,241	806,126	718,703
Balances at end of period	$308,707	$305,541	$308,707	$311,627

Benefit from prior period as a percentage of:
Balance at beginning of period	15.9%	15.5%	7.6%	14.4%
Premium revenue	2.6%	3.2%	2.6%	4.9%
Total medical care costs	3.0%	3.8%	2.9%	5.7%

Days in claims payable	39	47	39	42
Number of members at end of period	1,368,000	1,234,000	1,368,000	1,303,000
Number of claims in inventory at end of period	117,100	151,500	117,100	158,900
Billed charges of claims in inventory at end of period	$173,400	$209,100	$173,400	$208,900
Claims in inventory per member at end of period	0.09	0.12	0.09	0.12
Billed charges of claims in inventory per member at end of period	$126.75	$169.45	$126.75	$160.32
Number of claims received during the period	6,287,300	5,483,600	3,235,700	3,051,600
Billed charges of claims received during the period	$4,707,200	$3,758,600	$2,427,100	$2,280,100

-END-